UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*

                               NII Holdings, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.001 Par Value

--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    62913F201
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 January 5, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        ___ Rule 13d-1 (b)
        [X] Rule 13d-1 (c)
        ___ Rule 13d-1 (d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).
                                    (Page 1)

CUSIP No. 62913F201
________________________________________________________________________________

  1.    Name of Reporting Person:     I.R.S. Identification No. of Above Person
        Sprint Nextel Corporation     (entities only):
________________________________________________________________________________

  2.    Check the Appropriate Box if a Member of a Group:

        (a) [X]
        (b) ___
________________________________________________________________________________

  3.    SEC Use Only:
________________________________________________________________________________

  4.    Citizenship or Place of Organization:
        Kansas
________________________________________________________________________________

                5.  Sole Voting Power:
                    0
                ________________________________________________________________
Number of
 Shares         6.  Shared Voting Power:
Beneficially        0
 Owned by       ________________________________________________________________
Each Reporting
 Person With    7.  Sole Dispositive Power:
                    0
                ________________________________________________________________

                8.  Shared Dispositive Power:
                    0
________________________________________________________________________________

  9.    Aggregate Amount Beneficially Owned by Each Reporting Person:
        0
________________________________________________________________________________

  10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares:
        ___
________________________________________________________________________________

  11.   Percent of Class Represented by Amount in Row (9):
        0%
________________________________________________________________________________

  12.   Type of Reporting Person:
        CO
________________________________________________________________________________

                                    (Page 2)

CUSIP No. 62913F201
________________________________________________________________________________

  1.    Name of Reporting Person:     I.R.S. Identification No. of Above Person
        Nextel Communications, Inc.   (entities only):
________________________________________________________________________________

  2.    Check the Appropriate Box if a Member of a Group:

        (a) [X]
        (b) ___
________________________________________________________________________________

  3.    SEC Use Only:
________________________________________________________________________________

  4.    Citizenship or Place of Organization:
        Delaware
________________________________________________________________________________

                5.  Sole Voting Power:
                    0
                ________________________________________________________________
Number of
 Shares         6.  Shared Voting Power:
Beneficially        0
 Owned by       ________________________________________________________________
Each Reporting
 Person With    7.  Sole Dispositive Power:
                    0
                ________________________________________________________________

                8.  Shared Dispositive Power:
                    0
________________________________________________________________________________

  9.    Aggregate Amount Beneficially Owned by Each Reporting Person:
        0
________________________________________________________________________________

  10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares:
        ___
________________________________________________________________________________

  11.   Percent of Class Represented by Amount in Row (9):
        0%
________________________________________________________________________________

  12.   Type of Reporting Person:
        CO
________________________________________________________________________________

                                    (Page 3)

CUSIP No. 62913F201
________________________________________________________________________________

  1.    Name of Reporting Person:                  I.R.S. Identification No. of
        Unrestricted Subsidiary Funding Company    Above Person (entities only):
________________________________________________________________________________

  2.    Check the Appropriate Box if a Member of a Group:

        (a) [X]
        (b) ___
________________________________________________________________________________

  3.    SEC Use Only:
________________________________________________________________________________

  4.    Citizenship or Place of Organization:
        Delaware
________________________________________________________________________________

                5.  Sole Voting Power:
                    0
                ________________________________________________________________
Number of
 Shares         6.  Shared Voting Power:
Beneficially        0
 Owned by       ________________________________________________________________
Each Reporting
 Person With    7.  Sole Dispositive Power:
                    0
                ________________________________________________________________

                8.  Shared Dispositive Power:
                    0
________________________________________________________________________________

  9.    Aggregate Amount Beneficially Owned by Each Reporting Person:
        0
________________________________________________________________________________

  10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares:
        ___
________________________________________________________________________________

  11.   Percent of Class Represented by Amount in Row (9):
        0%
________________________________________________________________________________

  12.   Type of Reporting Person:
        CO
________________________________________________________________________________

                                    (Page 4)

Item 1(a)  Name of Issuer:
           NII Holdings, Inc.

Item 1(b)  Address of Issuer's Principal Executive Offices:
           10700 Parkridge Boulevard, Suite 600
           Reston, Virginia 20191

Item 2(a)  Name of Person Filing:
           Sprint Nextel Corporation
           Nextel Communications, Inc.
           Unrestricted Subsidiary Funding Company

Item 2(b)  Address of Principal Business Office or, if none, Residence:
           2001 Edmund Halley Drive
           Reston, Virginia 20191

Item 2(c)  Citizenship:
           Sprint Nextel Corporation is a Kansas corporation;
           Nextel Communications, Inc. and Unrestricted Subsidiary Funding Company are Delaware corporations

Item 2(d)  Title of Class of Securities:
           Common Stock, $0.001 par value

Item 2(e)  CUSIP Number:
           62913F201

Item 3 If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:
           Not applicable

Item 4     Ownership:
           See Cover Pages

                                    (Page 5)

Item 5     Ownership of Five Percent or Less of a Class:
           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6     Ownership of More than Five Percent on Behalf of Another Person:
           Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person:
           Not applicable.

Item 8     Identification and Classification of Members of the Group:
           See Exhibit 1.

Item 9     Notice of Dissolution of Group:
           Not applicable.

Item 10    Certifications:
           Not Applicable

                                    (Page 6)

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2007

                                        SPRINT NEXTEL CORPORATION

                                        By:/s/ Leonard J. Kennedy
                                               Leonard J. Kennedy
                                               General Counsel



                                       NEXTEL COMMUNICATIONS, INC.

                                       By:/s/ Leonard J. Kennedy
                                              Leonard J. Kennedy
                                              Vice President



                                        UNRESTRICTED SUBSIDIARY FUNDING COMPANY


                                        By:/s/ Leonard J. Kennedy
                                               Leonard J. Kennedy
                                               Vice President


                                    (Page 7)

EXHIBIT 1

                     IDENTIFICATION OF MEMBERS OF THE GROUP

        Sprint Nextel Corporation, Nextel Communications, Inc., a wholly owned subsidiary of Sprint Nextel Corporation, and Unrestricted Subsidiary Funding Company, a wholly owned subsidiary of Nextel Communications, Inc., are filing this statement on Schedule 13G as a group.

                                    (Page 8)

EXHIBIT 2

                                  AGREEMENT OF
                           SPRINT NEXTEL CORPORATION,
                           NEXTEL COMMUNICATIONS, INC.
                                       AND
                     UNRESTRICTED SUBSIDIARY FUNDING COMPANY
                            PURSUANT TO RULE 13d-1(k)

        The undersigned hereby agree that the Schedule 13G to which this Agreement is annexed as Exhibit 2 is filed on behalf of each of them with respect to the Common Stock referenced by the Schedule 13G in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, each of the undersigned hereby executes this Agreement as of the 14th day of February 2007.


                                        SPRINT NEXTEL CORPORATION

                                        By:/s/ Leonard J. Kennedy
                                               Leonard J. Kennedy
                                               General Counsel



                                       NEXTEL COMMUNICATIONS, INC.

                                       By:/s/ Leonard J. Kennedy
                                              Leonard J. Kennedy
                                              Vice President



                                        UNRESTRICTED SUBSIDIARY FUNDING COMPANY


                                        By:/s/ Leonard J. Kennedy
                                               Leonard J. Kennedy
                                               Vice President



                                    (Page 9)